Atlanta, Georgia

November 4, 2004

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. today reported the following results for its second quarter ended October 2, 2004.

We are pleased to report net income for the second quarter of fiscal 2005 of $2.7 million or $.57 per diluted share as compared with a net loss of $244 thousand or $(.05) per diluted share for the second quarter of fiscal 2004. For the first six months of fiscal 2005 net income improved to $8.9 million or $1.87 per diluted share compared with a net loss of $3.6 million or $(.77) per diluted share for the first six months of fiscal 2004. Poultry markets during the first six months of our fiscal year have been strong but began to weaken into the second quarter. As mentioned in our last quarterly release, grain production has hit record levels and appears to be supportive of the Company’s margins for the remainder of this fiscal year. Poultry prices continue to moderate into the holiday season as seasonal consumer demand shifts away to competing protein sources. However, leading indicators point towards a slowing of industry expansion into 2005 which should support higher market returns for our products.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's Inc.

Consolidated Statements of Income (in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
Net Sales	$ 64,021	$ 48,838	$ 131,173	$ 89,368
Cost and Expenses:
Cost of Sales	57,642	41,929	112,697	78,316
Selling, General & Admin.	3256	4,192	6177	7,790
Total Cost and Expenses	60,898	46,121	118,874	86,106
Loss Divested Operations (note 1)	-	-1,830	-	-6,624
Operating Income (Loss)	3,123	887	12,299	-3,362
Other Expenses (Income):
Interest Expense	649	2,063	1,350	3,841
Miscellaneous	-658	8	-671	6
Total Other Expenses	-9	2,071	679	3,847

Earnings Unconsolidated Affiliates	1116	823	2232	1,556
Income (Loss) before Income Taxes	4,248	-361	13,852	-5,653
Income Tax Expense (Benefit)	1529	-117	4971	-2,020
Net Income (Loss)	$ 2,719	$ (244)	$ 8,881	$ (3,633)
Net Income (Loss) per Share	$ 0.57	$ (0.05)	$ 1.87	$ (0.77)

Note 1: The three month and six month periods ended Sep. 27, 2003 have been adjusted to reflect the pretax loss generated from the Perry Complex, which the company sold in the fourth quarter of fiscal 2004, as a single line item. The details of this transaction for the three and six month periods respectively (in 000’s) are a reduction in sales of $36,494 and $68,414, a reduction in cost of sales of $37,586 and $73,786 and a reduction in selling, general, and administrative expenses of $737 and $1,251.

Cagle's Inc.

Condensed Consolidated Balance Sheet (in thousands)

(Unaudited)

ASSETS	October 2, 2004	April 3, 2004

Current Assets	$ 36,129	$ 33,727

Investments in Affiliates	5,803	4,041

Other Assets	12,711	18,027

Property, Plant, and Equipment (net)	42,897	44,224

TOTAL ASSETS	$ 97,540	$ 100,019

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$ 3,004	$ 2,921
Trade Accounts Payable	12,721	18,367
Other Current Liabilities	7,815	8,912

Total Current Liabilities	23,540	30,200

Long-Term Debt less Current Maturities	30,157	34,552

Other Non-current Liabilities	696	1,000

Total Stockholder's Equity	43,147	34,267

TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$ 97,540	$ 100,019